EXHIBIT 99.1

USE OF NON-GAAP FINANCIAL INFORMATION

In this exhibit, we present two non-GAAP measures – adjusted revenues and adjusted operating income – in addition to total revenues and operating income determined in accordance with GAAP. Management believes that adjustments for certain non-cash items, merger costs and restructuring charges and the exclusion of certain pass-through revenues and expenses enhance our shareholders’ ability to evaluate our performance because such items do not reflect how we manage our day-to-day operations. Therefore, we exclude these items from GAAP revenue and operating income to calculate these non-GAAP measures.

Examples of such non-cash or unusual items include, but are not limited to, non-cash deferred revenue adjustments arising from acquisitions, non-cash intangible asset amortization expense associated with acquisitions and merger and integration expenses, all offset by the income tax impact of these items. We exclude these items to enable our shareholders to more clearly focus on the factors we believe are pertinent to the management of our operations. We regularly report our adjusted operating results to our chief executive officer, who uses this information to allocate resources to our various businesses.

We believe this supplemental information enhances our shareholders’ ability to evaluate and understand our core business performance. These non-GAAP measures should be considered in addition to, and not as a substitute for, revenues and operating income or any other amount determined in accordance with GAAP. These non-GAAP measures reflect management’s judgment of particular items, and may not be comparable to similarly titled measures reported by other companies.

DEFINITIONS OF CERTAIN NON-GAAP ADJUSTMENTS

“Prescription product costs” – Revenues in the Insurance segment include workers’ compensation prescription product costs which are recognized on a gross basis to include the prescription cost in both revenues and expenses in accordance with GAAP.

“Output solutions postage reimbursements” – Revenues in the Payments segment include postage reimbursements related to the company’s plastic card manufacturing, personalization, statement production, print and mailing business. These customer reimbursements are pass-through expenses to clients and are included in both revenues and expenses in accordance with GAAP.

“Employee severance, facility shutdown and other” – These charges relate primarily to employee severance and facility shutdown expenses in our lending and insurance businesses totaling $3 million in the second quarter of 2007, $9 million in the fourth quarter of 2007, and $9 million in the fourth quarter of 2006.

“Merger costs and other adjustments” – Merger costs primarily represent expenses associated with the acquisition of CheckFree Corporation in December 2007, including integration project management, employee severance, retention bonuses and other expenses totaling $8 million in the fourth quarter of 2007. In accordance with GAAP, merger and integration costs, such as severance and facility shutdown costs directly related to existing Fiserv operations, are required to be expensed. However, direct merger and certain integration costs related to CheckFree’s operations are recorded in the initial purchase accounting for the acquisition. In addition, in connection with the preliminary purchase price allocation, we estimated the fair value of certain deferred revenue from license fees and other customer payments assumed in connection with the CheckFree acquisition. Revenue in December 2007 totaling $3 million would have been recognized by CheckFree, or companies it acquired, consistent with past practices. However, such revenue was not recorded by us during the period ended December 31, 2007 due to the deferred revenue purchase accounting adjustment recorded in accordance with GAAP.

FISERV, INC. AND SUBSIDIARIES

QUARTERLY FINANCIAL INFORMATION BY SEGMENT

(In millions, unaudited)

	First Quarter 2007	Second Quarter 2007	Third Quarter 2007	Fourth Quarter 2007	Full Year 2007
Total Company
Revenues	$944	$939	$929	$1,110	$3,922
Prescription product costs	(98)	(100)	(99)	(152)	(449)
Output solutions postage reimbursements	(44)	(35)	(37)	(42)	(158)
Deferred revenue adjustment	—	—	—	3	3

Adjusted revenues	$802	$804	$793	$919	$3,318

Operating income	$177	$182	$190	$181	$730
Employee severance, facility shutdown and other	—	3	—	9	12
Merger costs and other adjustments	—	—	—	11	11
Amortization of acquisition-related intangible assets	7	8	8	18	41

Adjusted operating income	$184	$193	$198	$219	$794

Operating margin	18.8%	19.4%	20.5%	16.3%	18.6%
Adjusted operating margin	23.0%	24.0%	25.0%	23.8%	23.9%

Financial
Revenues	$510	$515	$503	$522	$2,050

Operating income	$124	$132	$133	$126	$515
Employee severance, facility shutdown and other	—	—	—	7	7

Adjusted operating income	$124	$132	$133	$133	$522

Operating margin	24.3%	25.6%	26.4%	24.1%	25.1%
Adjusted operating margin	24.3%	25.6%	26.4%	25.6%	25.5%

Payments
Revenues	$250	$233	$245	$342	$1,070
Output solutions postage reimbursements	(44)	(35)	(37)	(42)	(158)

Adjusted revenues	$206	$198	$208	$300	$912

Operating income	$56	$50	$56	$91	$253

Operating margin	22.4%	21.5%	22.9%	26.6%	23.6%
Adjusted operating margin	27.2%	25.3%	26.9%	30.4%	27.8%

Insurance
Revenues	$190	$197	$187	$255	$829
Prescription product costs	(98)	(100)	(99)	(152)	(449)

Adjusted revenues	$92	$97	$88	$103	$380

Operating income	$16	$18	$18	$20	$72
Employee severance, facility shutdown and other	—	3	—	2	5

Adjusted operating income	$16	$21	$18	$22	$77

Operating margin	8.4%	9.1%	9.6%	7.8%	8.7%
Adjusted operating margin	17.5%	21.6%	20.4%	20.9%	20.1%

Corporate and Other
Revenues	$(6)	$(6)	$(6)	$(9)	$(27)
Deferred revenue adjustment	—	—	—	3	3

Adjusted revenues	$(6)	$(6)	$(6)	$(6)	$(24)

Operating income	$(19)	$(18)	$(17)	$(56)	$(110)
Merger costs and other adjustments	—	—	—	11	11
Amortization of acquisition-related intangible assets	7	8	8	18	41

Adjusted operating income	$(12)	$(10)	$(9)	$(27)	$(58)

NOTE: Operating margin percentages are calculated using actual, unrounded amounts.

FISERV, INC. AND SUBSIDIARIES

QUARTERLY FINANCIAL INFORMATION BY SEGMENT

(In millions, unaudited)

	First Quarter 2006	Second Quarter 2006	Third Quarter 2006	Fourth Quarter 2006	Full Year 2006
Total Company
Revenues	$872	$866	$898	$930	$3,566
Prescription product costs	(81)	(88)	(98)	(99)	(366)
Output solutions postage reimbursements	(32)	(30)	(30)	(40)	(132)

Adjusted revenues	$759	$748	$770	$791	$3,068

Operating income	$172	$163	$169	$161	$665
Employee severance, facility shutdown and other	—	—	—	9	9
Amortization of acquisition-related intangible assets	6	6	7	7	26

Adjusted operating income	$178	$169	$176	$177	$700

Operating margin	19.7%	18.8%	18.8%	17.3%	18.6%
Adjusted operating margin	23.5%	22.6%	22.9%	22.4%	22.8%

Financial
Revenues	$488	$499	$498	$502	$1,987

Operating income	$103	$110	$112	$96	$421
Employee severance, facility shutdown and other	—	—	—	9	9

Adjusted operating income	$103	$110	$112	$105	$430

Operating margin	21.1%	22.0%	22.5%	19.1%	21.2%
Adjusted operating margin	21.1%	22.0%	22.5%	20.9%	21.6%

Payments
Revenues	$201	$201	$219	$242	$863
Output solutions postage reimbursements	(32)	(30)	(30)	(40)	(132)

Adjusted revenues	$169	$171	$189	$202	$731

Operating income	$43	$47	$53	$59	$202

Operating margin	21.4%	23.4%	24.2%	24.4%	23.4%
Adjusted operating margin	25.5%	27.4%	28.0%	29.1%	27.6%

Insurance
Revenues	$183	$168	$186	$191	$728
Prescription product costs	(81)	(88)	(98)	(99)	(366)

Adjusted revenues	$102	$80	$88	$92	$362

Operating income	$45	$22	$22	$21	$110

Operating margin	24.6%	13.1%	11.8%	11.0%	15.1%
Adjusted operating margin	44.3%	27.6%	24.9%	22.9%	30.4%

Corporate and Other
Revenues	$—	$(2)	$(5)	$(5)	$(12)

Operating income	$(19)	$(16)	$(18)	$(15)	$(68)
Amortization of acquisition-related intangible assets	6	6	7	7	26

Adjusted operating income	$(13)	$(10)	$(11)	$(8)	$(42)

NOTE: Operating margin percentages are calculated using actual, unrounded amounts.